Exhibit 5.1

 ELLENOFF GROSSMAN & SCHOLE LLP
ATTORNEYS AT LAW
1345 Avenue of Americas, 11th FLOOR
NEW YORK, NEW YORK 10105
TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889
www.egsllp.com

October 10, 2018

Cellular Biomedicine Group, Inc.
1925 Stevens Creek Blvd., Suite 100
Cupertino, California 95014

            Re: Registration Statement on Form S-3 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel for Cellular Biomedicine Group, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale from time to time, on a continuous or delayed basis, of up to an aggregate of 1,458,257 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), owned by the selling stockholder identified in the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company to effect the registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”), and to which this opinion will be filed as an exhibit.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We express no opinions other than as specifically set forth herein. We are opining solely on all applicable statutory provisions of the Delaware General Corporation Law and all applicable judicial determinations in connection therewith. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. Furthermore, this opinion is furnished only to the Company, and is solely for the benefit of the Company. This letter may not be relied upon by any other person or entity for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person or entity for any purpose other than the Registration Statement and the transactions contemplated thereby without our prior written consent, which may be granted or withheld in our sole discretion.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP